Exhibit 23.1

vitalecaturano

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2008 relating to the consolidated financial statements and financial statement schedule as of December 31, 2007 and 2006 and for each of the three years ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007 of BTU International, Inc. and subsidiaries included in the Annual Report on Form 10-K. It should be noted that we have not audited any financial statements of BTU International, Inc. subsequent to December 31, 2007 or performed any audit procedures subsequent to the date of our report.

/s/ VITALE, CATURANO & COMPANY, LTD.

Boston Massachusetts

December 5, 2008